Exhibit 10.2

Standard Terms and Conditions
Governing Facilities Granted by
and Transactions entered into with DBS Bank (Taiwan) Ltd ("DBS Bank")
("Standard Conditions")

A.	GENERAL TERMS AND CONDITIONS

1.	Undertakings So long as any monies are owing or are to be advanced under the Facility Documents and/or so long as any Transaction is outstanding and in force:

(a)	Obligations to rank pari passu: The Borrower must, and will procure that each other Obligor must, ensure that its obligations under the Facility Documents are unconditional and unsubordinated and will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

(b)	Negative pledge: The Borrower must not, and will ensure that none of its Affiliates will, create or permit to subsist any debenture, mortgage, charge, pledge, lien or other encumbrance or any other agreement or arrangement having substantially the same effect on its assets or factor any of its accounts receivables.

(c)	Restrictions on disposals: The Borrower must not, and will ensure that none of its Affiliates will, sell, transfer, lease out or dispose of a substantial part of its assets which, either alone or when aggregated with all other disposals required to be taken into account under this paragraph, is substantial in relation to its assets, or those of itself and its Affiliates taken as a whole, or the disposal of which (either alone or when so aggregated) could have a material or adverse effect on it.

(d)	Furnishing of Information

(1)	The Borrower will deliver to DBS Bank (i) certified true copies of each Obligor's audited and (if applicable) consolidated financial statements for each of such Obligor's financial year as soon as the same are available but not later than 180 days after the end of such Obligor's financial year; and (ii) promptly, any other information and/or documents as DBS Bank may require; and (iii) promptly, the most current version or updated information thereof, in case of any change or amendment to such documents or information.

(2)	The Borrower shall immediately notify DBS Bank in writing upon the occurrence of any change to its name, registered business address, business organization, responsible person, registered chops with Ministry of Economic Affairs or authorized signatures, the appointment or the scope of authority or power of the legal representative of the Borrower. Any such change will not be effective against DBS Bank unless notice of such change is duly served on DBS Bank.

(e)	Nature of business/ Changes in constitution: The Borrower must not, and will ensure that no Obligor will, substantially alter the nature of its business or amend any provision in its constitutional documents relating to its principal business activities or its power to borrow, secure or guarantee.

(f)	Notice of default: The Borrower will notify DBS Bank promptly upon occurrence of any potential or actual breach of the terms by any Obligor under any Facility Document or any other event which might affect any Obligor's ability to perform its obligations under or in connection with the Facility Documents.

1

(g)	Re-organisation: The Borrower must not, and will ensure that no Obligor will, undertake or agree to undertake any re-organisation, amalgamation, reconstruction, merger, take-over or any other schemes of compromise or arrangement affecting its present constitution without the prior written consent of DBS Bank.

(h)	Indemnity/costs and expenses/break funding:

(1)	The Borrower shall on demand indemnify DBS Bank against all costs, expenses, Taxes, losses and liabilities whatsoever (including legal fees on a full indemnity basis) which may be incurred by DBS Bank in connection with:

(i)	the execution, delivery, perfection or enforcement of the Facility Documents, the Facilities, the Transactions or any third party claim or order against the Borrower's account with DBS Bank (including abortive fees, costs and expenses);

(ii)	breakfunding and other costs for any advances prepaid, any advances requested for but not made, unwinding costs for foreign exchange, or any derivative transactions terminated before the contracted maturity date; and

(iii)	any breach by any Obligor under any Facility Document or any enquiry, investigation, subpoena (or similar order), litigation, arbitration or administrative proceedings with respect to an Obligor and/or any Affiliates of the Borrower or with respect to the transactions contemplated under the Facility Documents.

(2)	If DBS Bank receives any sum in a currency (the "Relevant Currency") other than the currency in which such sum is due (the "Currency of Account") and that amount, when converted into the Currency of Account at DBS Bank's rate of exchange on the date of receipt or recovery, is less than the amount in the Currency of Account due to DBS Bank, the Borrower shall indemnify DBS Bank on demand against any cost and loss sustained by it as a result of such conversion.

(i)	Anti-money laundering/sanctions: The Borrower will, and will procure that each of its Affiliates will, at all times comply with all applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorism financing, and economic or trade sanctions laws and regulations (including any sanctions administered by the United States Department of the Treasury's Office of Foreign Assets Control, the United Nations, the European Union, the Monetary Authority of Singapore and the government of the Republic of China).

(j)	Additional Security and Other Obligations: If at any time the ability of the Borrower to make payment, repayment or to perform the obligations under these Standard Conditions or the Facility Documents is, in the opinion of DBS Bank, likely to be impaired, the Borrower shall, upon demand by DBS Bank, provide additional security as is satisfactory to DBS Bank, or, to the extent permitted by law, make payment of Total Indebtedness, in whole or in part, as DBS Bank may demand.

(k)	Acquisition and arm's length transaction: Until such time that the Borrower has completely discharged all its liabilities under the Facility Documents, the Borrower must not, without prior written consent of DBS Bank: (aa) invest in or acquire the assets of any other company, except for those effected in accordance with its rules for acquisition and disposal of assets; and/or (bb) conduct any transaction which is not at arm's length basis.

2.	Application of Advance Notwithstanding any other provision of the Facility Documents, if on any date an amount ("First Amount") is to be advanced by DBS Bank and an amount ("Second Amount") is due from the Borrower to DBS Bank, DBS Bank shall apply the First Amount in payment of the Second Amount. DBS Bank shall advance any excess (or, as the case may be, the Borrower shall pay any shortfall) in accordance with the Facility Documents.

2

3.	Interest All interest (including default interest) under the Facility Documents shall accrue on a daily basis and shall be calculated based on the actual number of days elapsed, with monthly rests or such other periodic rests as DBS Bank may prescribe and based on a 365-day year (if the interest is in Singapore Dollars, British Pounds Sterling, Hong Kong Dollars, Malaysian Ringgit, New Taiwan Dollars or any other currency as DBS Bank may notify the Borrower (collectively, the "Specified Currencies")), and based on a 360-day year (if the interest is in any other foreign currency which is not a Specified Currency).

4.	Market Disruption and Alternative Interest Rates If, for any interest period, DBS Bank is unable to determine the applicable interest rate or DBS Bank determines that the interest rate is not available, zero or negative, the rate of interest shall be the sum of (i) the margin specified in the Facility Letter and (ii) the Cost of Funds.

5.	Interest and Penalty Unless otherwise agreed by DBS Bank and the Borrower, the applicable interest rate shall be those stipulated in the Facility Letter and the Borrower shall make payment at DBS Bank's business place during its normal business hours. When any payment would otherwise be due on a day which is not a Business Day, the payment shall be made on the next following Business Day. The Borrower further agrees to pay default penalty on overdue indebtedness at 10% of the original loan rate for the first six months and 20% of the original loan rate thereafter, starting from the due date of such indebtedness until the date of actual receipt by DBS Bank.

6.	Prepayment If the Borrower wishes to prepay the outstanding indebtedness, the Borrower shall give DBS Bank reasonable prior notice and shall pay to DBS Bank (a) the funding costs of the pre-paid principal and (b) a prepayment fee as determined by DBS Bank.

7.	Authority to Debit and Set-off Accounts

(a)	DBS Bank may, upon the occurrence of a Termination Event, apply and set-off any amount standing to the credit of the Borrower's deposit accounts with DBS Bank (whether matured or not) against the Total Indebtedness then or thereafter owed by the Borrower. The Borrower understands and agrees that its checking account(s) with DBS Bank shall be deemed terminated upon the occurrence of a Termination Event, and DBS Bank shall return all the remaining amounts to the Borrower and is entitled to apply the remaining amounts to set-off against the Total Indebtedness, notwithstanding that cheques drawn by the Borrower or promissory notes where DBS Bank acts as the paying agent therefor have not been paid. DBS Bank shall notify the Borrower upon set-off, provided, however, that the set-off shall have become effective upon DBS Bank's debiting the accounts of the Borrower and making the entries in the relevant books and statements. The deposit certificates, deposit books, checks or other documents evidencing such credit shall be void in the range of setoff amount.

(b)	DBS Bank is also entitled to effect any necessary currency conversions at DBS Bank's own rate of exchange then prevailing. If an amount is unascertained, DBS Bank may estimate that amount and set-off or debit in respect of the estimate, subject to final settlement between the Borrower and DBS Bank when that amount is ascertained.

8.	Allocation of Payment Unless otherwise agreed upon by the parties hereto, all payments made by the Borrower or the monies received by DBS Bank (whether from exercising its set-off rights or disposal of security) shall be applied toward the satisfaction of the Total Indebtedness in the following order of priority: (a) expenses, (b) penalty, (c) interest (including default interest) and (d) principal. In the event that there is more than one outstanding indebtedness and type of payment for such indebtedness is the same, the Bank shall apply the payment toward any of such indebtedness, in the manner set out in Articles 321 and 322 of the Civil Code of the Republic of China.

9.	Promissory Note As a security for the Total Indebtedness, the Borrower shall, upon request by DBS Bank from time to time within the term of the Facility Documents, execute and deliver promissory note(s) and letter(s) of authorization or issue new promissory note(s) and letter(s) of authorization for replacement of the existing ones in form and substance satisfactory to DBS Bank.

3

10.	Waiver of Notice of Dishonour To the extent permitted by law, the Borrower hereby waives presentation of any document or instrument in respect of any Total Indebtedness or security, protest, notice of protest, notice of dishonour and other notice or demand whether it is related to such document or not.

11.	Outsourcing The Borrower hereby agrees that DBS Bank may, to the extent permitted under applicable laws and regulations, outsource all or any part of its business operations and transactions in relation to its business licenses or customer information to onshore or offshore third parties on terms and conditions as DBS Bank may, in its sole discretion, deem fit to the extent permitted by applicable laws or regulations.

12.	Rights Cumulative and No Waivers No failure or delay by DBS Bank in exercising any right or remedy hereunder shall operate as a waiver hereof nor shall any defective or partial exercise of any right or remedy prevent any other or further exercise of that or any other right or remedy. No course of conduct or negotiation on DBS Bank's part shall preclude DBS Bank from exercising any such right or constitute a waiver of any such right. Any waiver of DBS Bank's rights must be in writing.

13.	Rights Binding on Borrower DBS Bank's rights in the Facility Documents shall be binding on the Borrower and its successors and shall not be affected by (i) any liquidation affecting any Obligor or any change in any Obligor's constitution, (ii) any change in DBS Bank's constitution, or (iii) any death, bankruptcy, insanity or other disability affecting any Obligor.

14.	Assignment and Transfer The Borrower may not assign or transfer any rights or obligations under any Facility Document without DBS Bank's prior written consent. DBS Bank may make the Facilities available and/or enter into the Transactions and receive any payment due to it through any of its offices. Unless otherwise provided by applicable laws and regulations, DBS Bank may at any time upon notice to but without the consent the Borrower assign or transfer all or any part of its rights and/or obligations under any Facility Document to any person as DBS Bank thinks fit. Any such assignee or transferee shall be entitled to the full benefit of such rights and/or obligations as if it were DBS Bank. The Borrower hereby further agrees that when DBS Bank transfers its rights under any Facility Documents to a third party for the purpose of securitizing its financial assets, the public announcement for securitization may replace the transfer notice as required by Article 297, Paragraph 1 of the Civil Code of the Republic of China.

15.	Special Consultant If DBS Bank determines that the Borrower is or will be unable to perform its obligations under any Facility Document, DBS Bank may appoint, or require the Borrower to appoint, a Special Consultant acceptable to DBS Bank to audit the Borrower or perform such other duties as DBS Bank may require. The Special Consultant shall be the agent of the Borrower which will be solely responsible for the Special Consultant's actions and remuneration.

16.	Change affecting Foreign Currency If DBS Bank determines that currency requested by the Borrower under the Facilities is unavailable, the Borrower's request shall be deemed to be withdrawn.

17.	Severability The illegality, invalidity or unenforceability of any provision or part of the Facility Documents under the law of any jurisdiction shall not affect or impair the validity, legality and enforceability of any other provision or part of the provision and the remaining provisions of the Facility Documents shall be construed as if such invalid, unlawful or unenforceable provision or part had never been contained in the Facility Documents.

18.	Consent to Disclosure, Collection, Processing, Utilization and International Transmission of Borrower's information and Personal Data

(a)	Consent to Disclosure

DBS Bank may disclose any information in connection with the Borrower, the Borrower's account, the Facilities or the Transactions to (aa) any person to whom such disclosure is required or permitted under any law or regulation or required by any court, government authority or regulator; (bb) any Obligor and any Affiliate of any Obligor; (cc) any person to whom DBS Bank assigns, transfers or sub-participates (or intends to assign, transfer or sub-participate) any rights or obligations of DBS Bank; (dd) any person for the purposes of enforcing or protecting DBS Bank's rights and interests; (ee) any person in connection with any insolvency or other analogous proceedings in relation to any Obligor or any Affiliate of any Obligor; (ff) any entity of the DBS Group; and (gg) any person in connection with the provision of insurance or services to meet DBS Group's operational, administrative or risk management requirements.

4

(b)	Borrower's Information

The Borrower hereby acknowledges that it has received from DBS Bank the Notification of Collection, Processing, Utilization and International Transmission of Personal Data (the "Notification"). The Borrower agrees that DBS Bank and the parties who may use the personal data as specified in the Notification may collect, process, utilize and internationally transmit the Borrower's Information in accordance with the Notification and within the scope of specific purposes set forth therein.

(c)	Personal Data

If the information provided to DBS Bank by the Borrower includes any personal data of a third party (the "Third Party"), the Borrower represents and warrants that it has provided the Notification to the Third Party and the Third Party has read the Notification and the Borrower has obtained the Third Party's consent to the Notification, including but not limited to that DBS Bank and the parties who may use the personal data as specified in the Notification may collect, process, utilize and internationally transmit the Third Party's personal data in accordance with the Notification and within the scope of specific purposes set forth therein. Upon request of DBS Bank, the Borrower shall promptly provide DBS Bank with the said consent of the Third Party or evidence that the consent from the Third Party has been duly obtained.

If the Notification will be amended later on, the Borrower agrees that they shall immediately inform the Third Party of the amended Notification and obtain the Third Party's consent to the amendments upon receiving DBS Bank's notice of the amendments.

19.	Further Act or Assurance The Borrower must, and will procure that each other Obligor will, at its own expense, immediately execute such documents or take such steps, as DBS Bank may reasonably require.

20.	Taxes

(a)	The Borrower will pay all Taxes now or hereafter imposed by law on DBS Bank in respect of the Facility Documents or on any payment under the Facility Documents. DBS Bank shall have the right to debit the same from any account of the Borrower.

(b)	The Borrower will pay all amounts free and clear of any deduction, counterclaim or withholding. If the Borrower is required by law to make any such deduction, counterclaim or withholding, the Borrower will pay to DBS Bank additional amounts so that DBS Bank receives an amount equal to what DBS Bank would have received if no such deduction, counterclaim or withholding had been made.

21.	Statement/Certificate A statement or certificate issued by DBS Bank on a rate or amount under or in connection with the Facilities and/or the Transactions or the Facility Documents shall (in the absence of manifest or computational error) be final and conclusive against the Borrower.

22.	Governing Law and Jurisdiction The Facility Letter is governed by and shall be construed in accordance with the laws of the Republic of China. In the event of any dispute arising from the Facility Letter, the Borrower agrees that the Taiwan Taipei District Court or Taiwan__________District Court shall be the court having competent jurisdiction over such dispute. Nothing in this paragraph shall limit the right of DBS Bank to take proceedings against the Borrower in any other court nor shall the taking of proceedings in one or more jurisdictions preclude DBS Bank from taking proceedings in any other jurisdiction, whether concurrently or not.

23.	Notices Unless otherwise agreed, demands or notices as required hereunder by one party hereto to the other party hereto shall be made or given in writing by facsimile, hand delivery or mail at the other party's registered business address or the principal business place in the records of DBS Bank. Any demand or notice sent by DBS Bank shall be deemed to have been delivered to the Borrower (a) if given or made by facsimile when dispatched and, (b) if made or given by hand delivery or mail, after ordinary time period for mail delivery. Any demand or notice to DBS Bank shall be delivered to DBS Bank's aforementioned address and said demand or notice to the DBS Bank shall be effective only upon DBS Bank's actual receipt thereof.

5

24.	Service of Process Service of legal process may be effected on the Borrower by sending it by hand or by registered post to the Borrower's last known registered office, or last known principal place of business in the Republic of China in DBS Bank's records, and such service of legal process shall be deemed to be good and effectual service on the Borrower notwithstanding that it is returned undelivered. Where the Borrower is not resident nor incorporated in the Republic of China, the Borrower shall notify DBS Bank in writing of its address in the Republic of China for service of process and agrees that DBS Bank may serve any legal process on it by sending the same by hand or by registered post to such address within the Republic of China and such service shall be deemed to be good and effectual service on the Borrower notwithstanding that it is returned undelivered. Nothing shall affect DBS Bank's right to serve process in any other manner permitted under any applicable law.

25.	Termination Events Without prejudice to any other terms in the Facility Documents (including without limitation, DBS Bank's right of review and DBS Bank's right to demand immediate repayment of any Facility which is repayable on demand), if any Termination Event occurs, DBS Bank may by notice to the Borrower terminate the Facility whereupon such Facility (or any part thereof) shall be immediately cancelled and/or declare the Total Indebtedness to be immediately due and payable to DBS Bank, whereupon it shall become so due and payable. Thereafter:

(a)	DBS Bank shall be entitled to immediately exercise all or any rights, powers or remedies under any Security Documents without any restriction;

(b)	DBS Bank shall be entitled to present any negotiable instruments issued by any Obligor for payment; and

(c)	where applicable, the Borrower shall without demand immediately procure the complete and unconditional release of DBS Bank from all its liabilities and obligations (contingent or otherwise), failing which the Borrower shall immediately pay to DBS Bank such sums as may be necessary to be paid to the beneficiaries or any other persons whatsoever under or in relation to the said liabilities and obligations together with all costs and expenses incurred or which may be incurred by DBS Bank in respect thereof.

26.	Complaint Filing If the Borrower has any complaints related to any Facilities or Transactions, it may call the following number or send an email to the following address to file a complaint: Direct line for DBS Bank's Customer Service / Complaint Filing: 0800-808-889 or (02)-6612-9889 Email: businesscaretw@dbs.com

27.	Language These Standard Conditions are made both in Chinese and English. In the event of a conflict or inconsistency between Chinese and English version, the Chinese version shall prevail.

B.	TERMS AND CONDITIONS APPLICABLE TO SPECIFIC FACILITY MENTIONED

Additional terms applicable to Foreign Exchange ("FX") Transactions with DBS Bank

The provisions of this Section B shall be supplemental to the provisions of Section A above. All Transactions entered into between the Borrower and DBS Bank shall be governed by the terms in this Section B together with all other applicable provisions of these Standard Conditions unless the Borrower and DBS Bank have signed a DBS Master Agreement or ISDA Master Agreement. The terms in this Section B together with all other applicable provisions of these Standard Conditions shall cease to apply to all outstanding Transactions once the DBS Master Agreement or, as the case may be, the ISDA Master Agreement is signed by the Borrower and DBS Bank and all outstanding Transactions shall henceforth be governed by the terms of the executed DBS Master Agreement or ISDA Master Agreement, as the case may be.

1.	General

(a)	The Borrower shall make all payments under a Transaction in the Contractual Currency.

6

(b)	Nothing in these Standard Conditions obliges DBS Bank to enter into any Transaction with the Borrower and DBS Bank may refuse to enter into any Transaction or otherwise act on any instructions without having to give any reason therefor.

(c)	Without prejudice to any Facilities or Transactions extended to or entered into with the Borrower, DBS Bank may at any time and in its sole and absolute discretion require the Borrower to provide any security (including the deposit of funds) to DBS Bank before entering into any Transaction with the Borrower or for any outstanding Transaction; and the Borrower undertakes to provide such security as requested by DBS Bank.

(d)	DBS Bank may, at the Borrower's request, agree to rollover a Transaction at current rates and any loss arising from such extension shall be for the Borrower's account. No Transaction shall be extended if such would violate any applicable laws and regulations in the jurisdictions of DBS Bank and the Borrower.

(e)	All Transactions are entered into by DBS Bank in reliance on the fact that the provisions of this Section B (read together with all other applicable provisions of these Standard Conditions) and all Confirmations form a single agreement between the parties, and DBS Bank would not otherwise enter into any Transaction.

(f)	Each of DBS Bank's obligation under the provisions of this Section B (read together with all other applicable provisions of these Standard Conditions) and each Confirmation, is subject to (i) the condition precedent that no Termination Event with respect to the Borrower has occurred and is continuing; (ii) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated; and (iii) each other applicable condition precedent specified in this Section B (read together with all other applicable provisions of these Standard Conditions).

2.	Transaction and Position Limits

(a)	DBS Bank may in its sole and absolute discretion determine the applicable transaction or position limits in respect of Transactions with the Borrower. Such determination is conclusive, final and binding on the Borrower.

(b)	Any forward sale of an Asian Currency Unit Fixed Deposit shall not be considered as a Transaction to which such limits (if any) apply.

3.	Borrower's Orders & Confirmations

(a)	A Transaction may be entered into by the Borrower making a request containing such details as may be required by DBS Bank in the form of an offer by the Borrower (which offer shall be irrecoverable) and acceptance thereof by DBS Bank, which offer and acceptance may occur over the telephone or other form of electronic transmission (including electronic mail) and communication. The applicable currency exchange or other rates under such Transaction shall be determined by DBS Bank at the time such Transaction is entered into.

(b)	DBS Bank will, as soon as practicable after the terms of a Transaction have been agreed, send to the Borrower a Confirmation setting out such terms, duly executed by DBS Bank (save that the Bank shall not be required to execute any Confirmation which is issued by OBS Bank electronically). Unless the Borrower notifies DBS Bank within five (5) Transaction Business Days after the date of the Confirmation of any error or discrepancy in the Confirmation, the Borrower will be deemed to be irrevocably bound by these Standard Conditions and the Confirmation.

(c)	The confirmation of all Transactions by means of an electronic messaging system, telex, facsimile, electronic mail or other document or other confirming evidence sent by DBS Bank to the Borrower shall constitute a "Confirmation" for the purposes of these Standard Conditions even where not so specified therein, and will supplement, form part of, and be subject to these Standard Conditions.

7

4.	Settlement of Transactions

(a)	Settlement in Gross

Unless DBS Bank elects in its sole and absolute discretion for Payment/Settlement Netting pursuant to Paragraph B.4(b) to apply, or as otherwise stated in the Confirmation, the following settlement provisions will be applicable:

(1)	In the case of a Deliverable Transaction:

(i)	The Borrower shall pay the Amount Purchased by DBS Bank to DBS Bank in freely transferable funds on the Settlement Date;

(ii)	DBS Bank shall pay the Amount Sold by DBS Bank to the Borrower in freely transferable funds on the Settlement Date. DBS Bank's liability under this Paragraph B.4(a)(1)(ii) is subject to the satisfaction of the Borrower's corresponding obligation under Paragraph B.4(a)(1)(i).

(2)	In the case of a Non-Deliverable Transaction:

(i)	if the Settlement Currency Amount is a positive number, the Reference Currency Buyer will pay that amount in the Settlement Currency to the Reference Currency Seller on the Settlement Date; or

(ii)	if the Settlement Currency Amount is a negative number, the Reference Currency Seller will pay the absolute value of that amount in the Settlement Currency to the Reference Currency Buyer on the Settlement Date.

(b)	Payment/Settlement Netting

If, on any Settlement Date, more than one delivery of a particular currency is to be made between DBS Bank and the Borrower under two or more Transactions, then DBS Bank may, in its sole and absolute discretion, notify the Borrower either orally or in writing that DBS Bank will be aggregating the amounts of such currency deliverable by each party so that only the difference between these aggregate amounts shall be delivered by the party owing the larger aggregate amount to the other party and, if the aggregate amount payable by each party is the same, both parties' obligations to deliver the aggregate amount are discharged on such Settlement Date and, no delivery of the currency shall be made by either party.

(c)	If DBS Bank, in its sole and absolute discretion, makes a payment under a Transaction before the Borrower has satisfied its corresponding obligation under such Transaction, the Borrower shall hold that payment in trust for the benefit of DBS Bank until full satisfaction of the Borrower's obligation under such Transaction.

(d)	If for any Transaction, (i) the Amount Purchased by DBS Bank, or (ii) where the Borrower is required to pay any Settlement Amount to DBS Bank on the Settlement Date, the Settlement Amount, is to be settled from a fixed deposit the Borrower places with DBS Bank (the "Settlement Deposit"):

(1)	the Borrower shall not withdraw any sum from the Settlement Deposit, nor otherwise deal with the Settlement Deposit, until the Borrower has paid the Amount Purchased by DBS Bank or the Settlement Amount, as the case may be, to DBS Bank in full on the Settlement Date; and

(2)	the Borrower irrevocably grants DBS Bank a fixed charge over the Settlement Deposit for full settlement of the Amount Purchased by DBS Bank or the Settlement Amount, as the case may be.

8

(e)	If the Amount Purchased by DBS Bank or any Settlement Amount payable by the Borrower to DBS Bank, as the case may be, is to be settled by means of an inward remittance to DBS Bank from another bank (the "Remitting Bank"), the Borrower shall ensure that the Remitting Bank gives DBS Bank the authenticated payment instructions or confirmation of credit via SWIFT (address DBSSTWTP) at least one (1) Transaction Business Day before the Settlement Date.

(f)	No Gross-Up for FATCA Withholding Tax

All amounts to be paid by DBS Bank to the Borrower or by the Borrower to DBS Bank in respect of a Transaction shall be paid net of any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). No additional amounts shall be payable by DBS Bank to the Borrower or by the Borrower to DBS Bank on account of any FATCA Withholding Tax.

5.	Extraordinary Event If there occurs in relation to any Transaction or otherwise an Extraordinary Event, DBS Bank shall have the sole and absolute discretion to determine any adjustments or action necessary in relation to the Affected Transactions. Such adjustments or actions may include (a) altering or varying the quantities or the exchange rates of currencies bought or sold in respect of the Affected Transactions, (b) requiring delivery in a currency other than the currency of the Affected Transactions, or (c) terminating the Affected Transactions. Any such adjustment or action taken by DBS Bank following the occurrence of an Extraordinary Event shall be binding on the Borrower and the Borrower shall be liable for any additional loss, damages, costs, charges and/or expenses incurred by DBS Bank on the account of the Borrower or which the Borrower is consequently liable for as a result of such adjustment or action.

6.	Interest

Any amount not paid on the relevant due date will bear interest, to the fullest extent permitted by applicable law, for the period from and including the due date up to but excluding the date of payment to DBS Bank at DBS Bank's cost of funding of the relevant unpaid amount plus 1% per annum. Such interest shall be calculated on the basis of monthly compounding. DBS Bank's determination of its Cost of Funds shall be final and conclusive and DBS Bank shall not be required to reveal how its Cost of Funds was determined.

7.	Termination

(a)	DBS Bank may (but shall not be obliged to) terminate any or all outstanding Transactions on a date designated by DBS Bank at any time without prior notice to the Borrower, on the occurrence of any Extraordinary Event or any Termination Event.

(b)	Notwithstanding Paragraph B.7(a) above, where any Termination Event is governed by a system of law which does not permit termination of a Transaction to take place after the occurrence of such event, then all outstanding Transactions will be terminated immediately upon the occurrence of such Termination Event as of the time immediately preceding the occurrence of such Termination Event (this process to be known as "automatic termination").

(c)	Upon the termination of any or all Transactions on a given date pursuant to either Paragraph B.7(a) or B.7(b) above (the "Early Termination Date"):

(1)	DBS Bank shall determine in good faith its total losses or gains, calculated in the Termination Currency, as a result of the early termination of the terminated Transactions, including any loss of bargain, cost of funding or, loss or cost associated with the terminating or re-establishing any hedge or related trading position (or any gain resulting from any of them) and any amounts that became due and payable (or but for Paragraph B.1(f), would have become due and payable) by either party on or prior to the Early Termination Date. DBS Bank shall make such determination as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. For the avoidance of doubt, DBS Bank may (but need not) make such determination by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets. For the purposes of such determination, all amounts not denominated in the Termination Currency shall be converted into the Termination Currency at DBS Bank's prevailing exchange rate at the time of such conversion;

9

(2)	DBS Bank shall, to the fullest extent permitted by applicable law, aggregate and net all amounts due from DBS Bank to the Borrower and all amounts due to DBS Bank from the Borrower as determined under Paragraph B.7(c)(1) above against one another (such net amount being referred to as "Termination Amount");

(3)	where the Termination Amount is due from the Borrower, DBS Bank may declare such Termination Amount to be forthwith due and payable by the Borrower whereupon such Termination Amount shall become and be forthwith due and payable in the Termination Currency, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. If the Termination Amount is due from DBS Bank to the Borrower, then (subject to any lien or set-off or other similar right of DBS Bank), such amount will be paid by DBS Bank to the Borrower within a reasonable time after DBS Bank's determination of such Termination Amount under Paragraphs B.7(c)(1) and B.7(c)(2);

(4)	in addition (but without prejudice to) any rights or remedies otherwise available to DBS Bank in respect of any and all Security Document, DBS Bank may immediately exercise any and all rights and remedies in respect of such Security Document and apply all proceeds thereof toward settlement of the Termination Amount (or part thereof) due and payable by the Borrower; and

(5)	without prior notice to the Borrower, DBS Bank may sell any securities or other property of the Borrower held at that time by DBS Bank (whether for safekeeping, custody, pledge, transmission, collection or otherwise) as DBS Bank may deem appropriate and apply all proceeds thereof toward settlement of the Termination Amount (or part thereof) due and payable by the Borrower.

(d)	Any proceeds received by DBS Bank under Paragraph B.7(c)(4) or Paragraph B.7(c)(5) remaining after (i) full settlement of the Termination Amount due and payable by the Borrower; (ii) deducting all costs and expenses incurred by DB5 Bank in connection the exercise of DBS Bank's rights and remedies under Paragraph B.7(c)(4) or Paragraph B.7(c)(5), and (iii) full settlement of all other amounts due to DBS Bank whether under these Standard Conditions, the facility letter or any other agreement between the Borrower and DBS Bank, shall be paid by DBS Bank to the Borrower as soon as reasonably practicable. If the proceeds received by DBS Bank under Paragraph B.7(c)(4) or Paragraph B.7(c)(5) are insufficient to cover the payments referred to in the foregoing, the Borrower shall pay to DBS Bank promptly upon demand the amount of any such deficiency.

(e)	In the event of an automatic termination of all outstanding Transactions pursuant to Paragraph B.7(b), without prejudice to any other rights or remedies which DBS Bank may have, the Borrower shall fully indemnify DBS Bank on demand against all expense, loss, damage and liability that DBS Bank may suffer or incur in respect of the terminated Transactions as a consequence of movement in interest rates, currency exchange rates or other relevant rates or prices between the date the Transactions are automatically terminated and the date that DBS Bank first becomes aware that such automatic termination has occurred.

8.	Representations and Warranties The Borrower represents and warrants that it has the legal capacity and power to enter into each Transaction and that any consents or other approvals required by it have been obtained and are in full force and effect. The Borrower further represents and warrants that it enters into each Transaction as principal and not as agent for any person.

9.	Risk Disclosure The Borrower acknowledges that:-

(a)	The risk of loss in dealing with foreign exchange contracts can be substantial. Before entering into a Transaction, the Borrower should study and understand the foreign exchange market in detail and, if necessary, seek independent legal and financial advice;

(b)	DBS Bank is at all times acting as an arm's length counterparty and enters into each Transaction as principal and not as the Borrower's financial adviser, agent or fiduciary, unless DBS Bank has otherwise agreed in writing. DBS Bank does not and will not be deemed to give the Borrower any advice whether written or oral other than the representations (if any) set forth in these Standard Conditions and any confirmation signed or executed by the Borrower after negotiations with DBS Bank as the Borrower's counterparty; and

10

(c)	DBS Bank and/or its affiliates may from time to time take proprietary positions and/or make markets in instruments identical or economically related to the Transactions entered into with the Borrower, or may undertake proprietary activities, including hedging transactions related to the initiation or termination of a Transaction with the Borrower that may adversely affect the market price, rate or other market factor(s) underlying a Transaction and consequently the value of the Transaction.

10.	Conflict of Terms

(a)	Each Transaction entered into by the Borrower and DBS Bank shall be subject to the terms set out in this Section B (read together with all other applicable provisions of these Standard Conditions) and the related Confirmation.

(b)	In the case of a conflict or inconsistency between the terms in this Section B and the other provisions of these Standard Conditions, the terms in this Section B shall prevail in respect of the Transactions. In the case of a conflict or inconsistency between the terms of any Confirmation and these Standard Conditions, the terms of the Confirmation will prevail.

11.	Exclusions DBS Bank shall not be liable to the Borrower for any and all liabilities, losses and damages (direct, indirect or consequential) incurred by the Borrower (including, without limitation, any liability, loss or damage arising from any loss or delay in the transmission or wrongful interception of any order through any equipment or system owned and/or operated by or for DBS Bank).

12.	Consent to Recording The Borrower and DBS Bank (a) consent to the recording of telephone conversations of their trading, marketing and/or other relevant personnel in connection with these Standard Conditions and any potential Transactions, and to the submission of such recordings in evidence in any proceedings; and (b) agrees to obtain any necessary consent of, and give notice of such recording to such personnel.

13.	Definitions and Interpretation for this Section B of Standard Conditions

Unless otherwise defined in these Standard Conditions or the context requires otherwise, the following expressions in Section B of these Standard Conditions shall have the following meanings:-

"Affected Transactions" means with respect to an Extraordinary Event, all Transactions affected by the occurrence of such Extraordinary Event as determined by DBS Bank;

"Amount Purchased by DBS Bank" means (for any Deliverable Transaction) the currency and amount agreed to be purchased by DBS Bank in the relevant Transaction;

"Amount Sold by DBS Bank" means (for any Deliverable Transaction) the currency and amount agreed to be sold by DBS Bank in the relevant Transaction;

“Calculation Agent” means DBS Bank (Taiwan) Ltd.;

"Confirmation" means one or more documents or other confirming evidence sent by DBS Bank to the Borrower, which taken together with these Standard Conditions and the facility letter (if any) are effective to confirm all the terms of a Transaction;

"Contractual Currency" means the currency in which the Borrower and DBS Bank have agreed payments under a Transaction shall be made;

"Deliverable Transaction" means a Transaction in respect of which "Deliverable" is specified in the related Confirmation and/or which the Borrower and DBS Bank have agreed will settle in accordance with Paragraph B.4(a)(1);

11

"Extraordinary Event" means (a) a natural or man-made disaster, armed conflict, act of terrorism, riot, labour, disruption or any other circumstances beyond DBS Bank's control; (b) DBS Bank determines that it has or will likely become illegal or impossible, or any central bank, governmental or regulatory authority asserts that it is illegal or impossible for the Borrower or DBS Bank to perform any of their respective obligations under the Transactions or these Standard Conditions; (c) a specified currency becomes unavailable in the relevant jurisdiction due to restrictions on the convertibility, transferability, requisitions, involuntary transfers, distraints of any character, exercise of military or usurped powers, or other similar causes beyond DBS Bank's control; or (d) DBS Bank determines that there is a substantial likelihood that DBS Bank will receive payments under a Transaction from which an amount is required to be deducted or withheld for or on account of a tax due to an action taken by a taxing authority or brought in a court of competent jurisdiction, or change in the relevant tax laws on or after the Transaction is entered into;

"Non-Deliverable Transaction" means a Transaction in respect of which "Non-Deliverable" is specified in the related Confirmation and which the Borrower and DBS Bank have agreed will settle in accordance with Paragraph B.4(a)(2);

"Reference Currency" means, in respect of a Non-Deliverable Transaction, the currency in the currency pair which the Borrower and DBS Bank have agreed on as such and/or the currency specified as the Reference Currency in the related Confirmation;

"Reference Currency Buyer" means, in respect of a Non-Deliverable Transaction, the party agreed between the Borrower and DBS Bank and specified as such in the related Confirmation or, if none is specified, the party to which the Reference Currency is owed (or would have been owed if the Transaction was a Deliverable Transaction) on the Settlement Date;

"Reference Currency Notional Amount" means in respect of a Non-Deliverable Transaction, the amount in the Reference Currency agreed between DBS Bank and the Borrower and specified as such in the related Confirmation;

"Reference Currency Seller" means, in respect of a Non-Deliverable Transaction, the party agreed between the Borrower and DBS Bank and specified as such in the related Confirmation or, if none is specified, the party which owes (or would have owed if the Transaction were a Deliverable Transaction) the Reference Currency on the Settlement Date;

"Screen Rate" means the display page on the relevant service designated as such in the related Confirmation;

"Settlement Currency" means in respect of a Non-Deliverable Transaction, the currency agreed between DBS Bank and the Borrower in which such Non-Deliverable Transaction is to be settled on the Settlement Date;

"Settlement Currency Amount" means an amount expressed in the Settlement Currency calculated as follows:-

SCA = SCNA x [ 1 - (RCNA x 1) ]
SCNA SR

Where

SCA means Settlement Currency Amount;

SCNA means Settlement Currency Notional Amount;

RCNA means Reference Currency Notional Amount;

SR means Settlement Rate.

"Settlement Currency Notional Amount" means in respect of a Non-Deliverable Transaction, the amount in the Settlement Currency agreed between DBS Bank and the Borrower and specified as such in the related Confirmation;

12

"Settlement Date" means in respect of a Transaction, the date specified as the Settlement Date or otherwise determined as provided in the related Transaction;

"Settlement Rate" means in respect of a Non-Deliverable Transaction, the currency exchange rate between the Reference Currency and the Settlement Currency for a Valuation Date determined by reference to the specified Screen Rate, provided always that if for any reason such Screen Rate is not available, the Settlement Rate will be determined by the Calculation Agent in its sole and absolute discretion taking into account such information as it in good faith deems relevant;

"Termination Currency" means United States Dollars unless all Transactions hereunder are denominated in a single currency in which case such currency shall be the Termination Currency;

"Transaction Business Day" means a day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the places specified for that purpose in the Confirmation or if none is specified, in the principal financial centre of the Reference Currency;

"Valuation Date" means unless otherwise specified in the related Confirmation, the day that is two Transaction Business Days preceding the Settlement Date.

C.       DEFINITIONS AND INTERPRETATION

1.	Unless the context requires otherwise, the following expressions appearing in the Facility Letter and these Standard Conditions shall have the following meanings:-

"Affiliates" in respect of a party, means:

(a)	any other legal entity, directly or indirectly controlling or controlled by or under the direct or indirect common control with that party; or

(b)	any beneficial owner of shares representing 50% or more of the nominal value of the issued share capital of that party.

For the purposes of this definition, "control" when used with respect to a party means the power to direct the management and policies of such person or legal entity, directly or indirectly;

"Borrower" means a party who is, or is deemed as, a borrower and/or a counterparty to a Transaction under any Facility Letter;

"Borrower's Information" shall mean any information relating to the Borrower, the liabilities, the Borrower's account(s) and transaction(s) with DBS Bank and any member of the group companies to which the Borrower belongs, including personal data of the Borrower, directors, supervisor, shareholders, officers and employees of the Borrower;

"Business Day" shall mean a day (excluding Saturdays, Sundays and public holidays) (a) on which banks are open in the Republic of China; and (b) if the transaction requires or involves a currency (other than Euro and New Taiwan Dollars), on which banks in the principal financial centre where such currency is issued are open; and/or (c) if the transaction requires or involves Euro, on which the bank in which DBS Bank maintains an account in Euro and the system in which such bank uses, are open;

"Cost of Funds" means the rate determined by DBS Bank solely to be its cost of funding the relevant Facility;

"DBS Group" means DBS Group Holdings Ltd. and its Affiliates;

13

"DBS Master Agreement" means DBS Bank's bespoke agreement governing transactions that are a spot transaction or forward, swap, future, option, cap, floor, collar or other derivative, on one or more rates, currencies or commodities, or any combination of the aforesaid transactions, the scope of which may be expanded, reduced or varied by DBS Bank from time to time;

"Facilities" means the banking facilities, loans and advances or other accommodation more particularly described in the Facility Letter and such other banking facilities as may from time to time be granted by DBS Bank to the Borrower;

"Facility Documents" means the Facility Letter, the Security Documents, any DBS Master Agreement or ISDA Agreement, Confirmations, all agreements, credit agreements, facility letters, application and other forms and all other documents made or to be made between an Obligor and DBS Bank and/or one or more Affiliates of the Borrower or executed by an Obligor and/or one or more Affiliates of the Borrower in favour of DBS Bank and/or for the attention of DBS Bank in connection with the Facilities and/or the Transactions (as the case may be);

"Facility Letter" means the letter of offer relating to the Facilities and/or the Transactions (if any) granted or to be granted by DBS Bank to the Borrower and shall include these Standard Conditions and any and all other terms and conditions of DBS Bank attached thereto or any one or more or all of them as the context may require, all of which are incorporated therein and form part thereof;

"ISDA Agreement" means the 1992 ISDA Master Agreement (Multi-Currency Cross-Border) or 2002 ISDA Master Agreement, whichever is applicable;

"LIBOR" means the rate for deposits in United States Dollars for the relevant interest period which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of that interest period or such other date as DBS Bank may determine. If the agreed screen page is replaced or the service ceases to be available, DBS Bank may specify another page or service displaying the appropriate rate;

"Obligor" means each of the Borrower(s), any guarantor and any other party to any of the Security Documents (other than DBS Bank and the Borrower);

"Personal Data" has the meaning ascribed to it in the Personal Data Protection Act of the Republic of China;

"Security Documents" means (i) any guarantee and any other document from time to time executed to guarantee, secure or otherwise assure the performance of the obligations of the Borrower under or in connection with the Facilities and (ii) any deed of subordination from time to time executed in favour of DBS Bank under or in connection with the Facility Documents;

"SIBOR" means the rate for deposits in Singapore Dollars for the relevant interest period which appears on the Reuters Screen ABSIRFIX01 Page under the heading "SGD SIBOR" as of 11:00 a.m., Singapore time, on the day that is two Business Days preceding the first day of that interest period or on such other date as DBS Bank may determine. If the agreed screen page is replaced or the service ceases to be available, DBS Bank may specify another page or service displaying the appropriate rate;

"Swap Offer Rate" means the rate for deposits in Singapore Dollars for the relevant interest period which appears on the Reuters Screen ABSFIX01 Page under the heading "SGD SOR rates" as of 11:00 a.m., London time, on the day that is two Singapore and London Banking Days preceding the first day of that interest period or on such other date as DBS Bank may determine. If such rate does not appear on the Reuters Screen ABSFIX01 Page, the rate will be any substitute rate announced by ABS Benchmarks Administration Co Pte. Ltd. (or its successor as administrator or sponsor of that rate) ("Administrator"). If the Administrator does not announce such rate by 9:00pm, Singapore time, on the day that is two Singapore and London Banking Days preceding the first day of that interest rate period, DBS Bank may specify another page or service displaying the appropriate rate. "Banking Days" in this paragraph means in respect of any city, any day on which commercial bank are open for general business (including dealings in foreign exchange and foreign currency deposits) in that city;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees, charges or withholding of a similar nature together with any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same;

14

"Termination Amount" in relation to Transactions, has the meaning ascribed to it in Paragraph B.7(c)(2);

"Termination Event" means any of the following:

(a)	the Borrower fails to repay principal of any indebtedness to DBS Bank when due under any Facility Documents;

(b)	the Borrower becomes insolvent, applies for or be the subject of an application for composition (settlement) or a petition for adjudication of bankruptcy under the Bankruptcy Law of the Republic of China, applies for or be the subject of a petition for corporate reorganization, be discredited by clearing house, or ceases business operations, or the Borrower makes any arrangement for the settlement of its indebtedness, or is involved in dissolution, liquidation, or is appointed a tentative administrator in accordance with the Company Law of the Republic of China;

(c)	the Borrower fails to provide collateral under a contractual obligation between it and DBS Bank whether under these Standard Conditions or any Facility Documents or the Borrower fails to provide additional security as required by DBS Bank under these Standard Conditions, or the account opened by the Borrower with DBS Bank is under the risk of being attached;

(d)	the heirs or successors of the Borrower declare to waive rights to inheritance upon the Borrower's death (applicable to the Borrowers who are nature persons);

(e)	the Borrower's main assets are subject to a confiscation decree by court for criminal offenses;

(f)	DBS Bank is misled when making a decision of the credit to be extended to the Borrower by any untrue statement or omission contained in any financial statement, in these Standard Conditions, or in any Facility Documents delivered to DBS Bank by the Borrower;

(g)	any guarantor ceases to be the Borrower's director, supervisor or other legal representative and the Borrower fails to immediately notify DBS Bank in writing of such change;

(h)	the Borrower fails to pay interest, fees or any other sums of Total Indebtedness when due to DBS Bank in accordance with any Facility Documents, and such failure is not cured within five Business Days after DBS Bank sends the written notice to the Borrower ("Cure Period");

(i)	any of the events described in (a) to (f), (h) or (j) to (o) of this clause occur with respect to any guarantor, security provider, or co-maker, endorser, issuer or any other person liable in any respect in connection with the security and any of such forgoing circumstances are not cured within the Cure Period;

(j)	the Borrower's actual use of proceeds of the drawdown under any Facility Documents is deviated from DBS Bank's approved purposes or is in violation of applicable laws and regulations, or the Borrower fails to perform the plan of credit use according to the schedule committed by the Borrower when DBS Bank extended the credit, or relevant licenses or permissions are suspended or revoked due to any reason and such circumstances are not cured within the Cure Period;

(k)	any security is under the risk of being attached, destroyed or lost, or diminishes in value or otherwise becomes insufficient to secure Total Indebtedness, or the property of the Borrower is subject to compulsory execution, provisional measures or other preservation measures which is likely to adversely affect DBS Bank's recovery of Total Indebtedness, and such circumstances are not cured within the Cure Period;

(l)	the Borrower fails to make payment of any sums under any other agreement with any third parties when due or there occurs any event which accelerates or permits acceleration of the maturity of any indebtedness of the Borrower (whether incurred in the capacity as principal obligor, guarantor or otherwise), and such failure is not cured within the Cure Period;

15

(m)	the Borrower violates any provision under these Standard Conditions or the Facility Documents, and such circumstances are not cured within the Cure Period;

(n)	the premium of any insurance policy covering the security or any part thereof is not paid when due, and such failure to pay is not cured within the Cure Period; or

(o)	there occurs a material adverse change in the management, operation or financial condition of the Borrower, which would cause material adverse impact on the Borrower's ability to perform obligations under these Standard Conditions or the Facility Documents, and such circumstances are not cured within the Cure Period;

"Total Indebtedness" means at any time, all amounts (whether of principal, interest, fees, costs, charges, expenses or otherwise) owing or payable (whether certain or contingent and whether as surety or as principal) from the Borrower either solely or jointly with any other person(s) to DBS Bank arising out of or in connection with any of the Facilities from time to time extended or granted by DBS Bank to the Borrower either solely or jointly with any other person(s), in each case, pursuant to the terms and conditions of any Facility Document and including, without limitation, any amounts for which the Borrower is liable to indemnify DBS Bank in any matter whatsoever; and

"Transaction" means any foreign exchange transaction or any other transaction which DBS Bank may, pursuant to the terms of the Facility Letter, agree at DBS Bank's sole and absolute discretion, to enter into with the Borrower and which is designated as a Transaction in any Confirmation (as defined in Section B) and may refer to a Deliverable Transaction (as defined in Section B) or a Non-Deliverable Transaction (as defined in Section B) (as the context requires).

2.	The headings in the Facility Letter and these Standard Conditions shall be ignored in construing the Facility Letter and these Standard Conditions.

3.	A reference to:

(a)	any document or agreement refers to such document or agreement as amended replaced or supplemented at any time and any document or agreement which amends, replaces or supplements such document or agreement;

(b)	an "Obligor", "Borrower", "DBS Bank" and any person includes its successors in title, personal representatives, permitted assigns and transferees (where applicable);

(c)	a "person" includes any person, firm, company, corporation, government, state or agency of a state, governmental or quasi-governmental bodies or authorities or any society, association or partnership, limited partnership, limited liability partnership or any other entity (whether or not having separate legal personality);

(d)	a "guarantee" includes an indemnity, bond or counter-indemnity, howsoever described, issued by any person in respect of any obligation of any other person; and

(e)	any statute or any provision thereof includes that statute or that provision as amended or re-enacted or re-numbered from time to time.

4.	Where two or more persons are included in the term "Borrower" and "Obligor":

(a)	all covenants, agreements, terms, conditions, provisions, restrictions or obligations shall be deemed to be made by and binding on and applicable to them jointly and each of them severally and shall also be binding on and applicable to their respective successors and permitted assigns jointly and severally;

16

(b)	any notice given by DBS Bank to any of the Borrower shall be binding on the others and any notice or demand given by DBS Bank to any one of the Borrower shall be deemed to be served on all of them.

CONFIRMATION AND SPECIAL TERMS: THE BORROWER HEREBY CONFIRMS THAT DBS BANK HAS PROVIDED THE BORROWER WITH A REASONABLE TIME FOR REVIEW OF THESE STANDARD CONDITIONS, PARTICULARLY, ALL THE PROVISIONS WITH RESPECT TO TERMINATION EVENTS, UNDERTAKINGS AND THE PROVISIONS WITH RESPECT TO OUTSOURCING ARRANGEMENT AND DISCLOSURE, COLLECTION, PROCESSING, UTILIZATION AND INTERNATIONAL TRANSMISSION OF THE BORROWER'S INFORMATION AND PERSONAL DATA AND HAS NEGOTIATED THESE STANDARD CONDITIONS WITH THE BORROWER AND THAT THE BORROWER FULLY UNDERSTANDS ALL OF THE TERMS AND CONDITIONS OF THESE STANDARD CONDITIONS AND AGREES TO COMPLY WITH THEM.

The Borrower:

Name of Company/Individual: Prime World International Holdings Ltd, Taiwan Branch

Signature/Chop:

Address: No. 18, Gong 4th Rd., Linkou District, New Taipei City

Facsimile No.:

Date: 2018.10.3

17

Addendum

Amend to paragraphs 1 (b) and (c) of Article A of this Agreement as follows

Original content	Modified content
(b) Negative pledge: The Borrower must not, and will ensure that none of its Affiliates will, create or permit to subsist any debenture, mortgage, charge, pledge, lien or other encumbrance or any other agreement or arrangement having substantially the same effect on its assets or factor any of its accounts receivables.	(b) Negative pledge: Without prior notice to DBS Bank, the Borrower must not, and will ensure that none of its Affiliates will, create or permit to subsist any debenture, mortgage, charge, pledge, lien or other encumbrance or any other agreement or arrangement having substantially the same effect on its assets or factor any of its accounts receivables.
(c) Restrictions on disposals: The Borrower must not, and will ensure that none of its Affiliates will, sell, transfer, lease out or dispose of a substantial part of its assets which, either alone or when aggregated with all other disposals required to be taken into account under this paragraph, is substantial in relation to its assets, or those of itself and its Affiliates taken as a whole, or the disposal of which (either alone or when so aggregated) could have a material or adverse effect on it.	(c) Restrictions on disposals: Without prior notice to DBS Bank, the Borrower must not, and will ensure that none of its Affiliates will, sell, transfer, lease out or dispose of a substantial part of its assets which, either alone or when aggregated with all other disposals required to be taken into account under this paragraph, is substantial in relation to its assets, or those of itself and its Affiliates taken as a whole, or the disposal of which (either alone or when so aggregated) could have a material or adverse effect on it.

The Borrower: Prime World International Holdings Ltd. Taiwan Branch

Date:2018-10-3

18